Exhibit 99

NEWS RELEASE
Ingredion Incorporated
5 Westbrook Corporate Center	CONTACTS:
Westchester, IL 60154	Investors: Noah Weiss, 773-896-5242
Media: Becca Hary, 708-551-2602

INGREDION INCORPORATED REPORTS STRONG 2023
FOURTH QUARTER AND FULL-YEAR RESULTS

•Fourth quarter 2023 reported and adjusted operating income* grew 29% and 21%, respectively
•Full-year 2023 reported and adjusted EPS* were $9.60 and $9.42, an increase of 31% and 26%, respectively, which includes S. Korea business results that contributed $0.47 and $0.45, respectively
•Full-year 2023 cash from operations was $1,057 million, up from $152 million in 2022
•The Company expects its full-year 2024 outlook for reported EPS to be in the range of $10.20 to $11.15 and adjusted EPS to be in the range of $9.15 to $9.85, reflecting the impact of the S. Korea business divestiture

WESTCHESTER, Ill., February 6, 2024 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported results for the fourth quarter of 2023 and full-year 2023. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for the fourth quarter of 2023 and 2022 and full-year 2023 and 2022, include items that are excluded from the non-GAAP financial measures that the Company presents.

“Our business performed exceptionally well and remained resilient throughout 2023, delivering more than 20% operating income growth for both the fourth quarter and full year. Our targeted pricing actions and proactive cost savings initiatives helped overcome inflation and raw material volatility, leading to a sixth consecutive, quarter-over-quarter expansion of gross margin. Additionally, cash from operations exceeded $1 billion dollars, and we returned $295 million dollars to shareholders in the year,” said Jim Zallie, Ingredion’s president and CEO.

“We continue to make significant progress strengthening our diversified and balanced portfolio of ingredients and solutions. Specialty ingredients grew mid-single digits, despite volume headwinds as customers destocked and managed inventories lower. In the second half of 2023, we saw a steady recovery of volumes as customer demand strengthened. Throughout the year, our teams demonstrated agility and operational excellence as they continued to balance production schedules and optimize inventory levels at year end.

“As we look ahead to 2024, we are confident that the reorganization of our business operations will better align our resources and capabilities with customers’ needs to better target growth opportunities. We are well positioned to deliver profitable growth and margin expansion, as well as generate strong cash flow. We believe our Driving Growth Roadmap continues to guide long-term value creation for our shareholders as we deepen our customer relationships, and drive innovation and operational excellence to win in the marketplace,” Zallie concluded.

*Adjusted diluted earnings per share (“adjusted EPS”), adjusted operating income and adjusted effective income tax rate are non-GAAP financial measures. See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this news release for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures.

INGREDION REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS – Page 2
Diluted Earnings Per Share (EPS)

	4Q22	4Q23	2022	2023
Reported EPS	$1.71	$1.97	$7.34	$9.60
Restructuring/Impairment costs	—	0.02	0.05	0.12
Acquisition/Integration costs	0.06	—	0.08	—
Tax items and other matters	(0.12)	(0.02)	(0.02)	(0.30)
Adjusted EPS**	$1.65	$1.97	$7.45	$9.42
Estimated factors affecting changes in Reported and Adjusted EPS

	4Q23	2023
Total items affecting EPS**	0.32	1.97
Total operating items	0.41	1.99
Margin	0.94	3.78
Volume	(0.76)	(1.65)
Foreign exchange	0.03	(0.16)
Other income	0.20	0.02
Total non-operating items	(0.09)	(0.02)
Other non-operating income	(0.03)	(0.10)
Financing costs	0.05	(0.21)
Tax rate	(0.10)	0.28
Shares outstanding	0.01	—
Non-controlling interests	(0.02)	0.01
** Totals may not foot due to rounding

Financial Highlights
•At December 31, 2023, total debt and cash including short-term investments were $2.2 billion and $409 million, respectively, versus $2.5 billion and $239 million, respectively, at December 31, 2022.
•Cash from operations was $1,057 million, up from $152 million in 2022, reflecting changes in working capital and current period net income.
•Reported net financing costs for the fourth quarter were $26 million versus $34 million for the year-ago period.
•Reported and adjusted effective tax rates for the fourth quarter were 24.4% and 24.9%, respectively, compared to 7.3% and 20.1%, respectively, for the year-ago period. The increase in the reported tax rate resulted primarily from non-taxable incentives related to our South America operations recorded in the fourth quarter of 2022.
•Capital expenditures were $314 million, net of disposals, up $21 million from the year-ago period.

INGREDION REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS – Page 3
Business Review
Total Ingredion
Net Sales

$ in millions	2022	FX Impact	Volume	Price/ Mix	2023	Change	Change excl. FX
Fourth Quarter	1,987	19	(148)	63	1,921	-3%	-4%
Full Year	7,946	(81)	(648)	943	8,160	3%	4%
Reported Operating Income

$ in millions	2022	FX Impact	Business Drivers	Acquisition / Integration	Restructuring / Impairment	Other	2023	Change	Change excl. FX
Fourth Quarter	157	3	32	—	(1)	11	202	29%	27%
Full Year	762	(15)	197	1	(7)	19	957	26%	28%
Adjusted Operating Income

$ in millions	2022	FX Impact	Business Drivers	2023	Change	Change excl. FX
Fourth Quarter	168	3	32	203	21%	19%
Full Year	787	(15)	197	969	23%	25%
Net Sales
•Fourth quarter and full-year net sales were down -3% and up 3% from the 2022 fourth quarter and prior year, respectively. The decrease in the quarter was led by volume declines, partially offset by price mix and foreign exchange impacts. For the full year, the increase was driven by price mix, partially offset by volume declines and foreign exchange impacts. Excluding foreign exchange impacts, fourth quarter and full-year net sales were down -4% and up 4%, respectively, from the 2022 fourth quarter and prior year, respectively.
Operating Income
•Fourth quarter reported and adjusted operating income were $202 million and $203 million, respectively, an increase of 29% and 21%, respectively, versus the 2022 fourth quarter. The increases were driven by lower raw material and input costs and favorable price mix, partially offset by lower volumes. Excluding foreign exchange impacts, reported and adjusted operating income were up 27% and 19%, respectively, from the same period last year.
•Full-year reported and adjusted operating income were $957 million and $969 million, respectively, an increase of 26% and 23%, respectively, versus the prior year. The increases in reported and adjusted operating income were attributable to favorable price mix, partially offset by higher raw material and input costs and lower volumes. Excluding foreign exchange impacts, full-year reported and adjusted operating income were up 28% and 25%, respectively, from the prior year.
North America
Net Sales

$ in millions	2022	FX Impact	Volume	Price/ Mix	2023	Change	Change excl. FX
Fourth Quarter	1,214	—	(116)	92	1,190	-2%	-2%
Full Year	4,934	(18)	(432)	704	5,188	5%	6%

INGREDION REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS – Page 4
Segment Operating Income

$ in millions	2022	FX Impact	Business Drivers	2023	Change	Change excl. FX
Fourth Quarter	122	(1)	22	143	17%	18%
Full Year	565	(4)	157	718	27%	28%
•Fourth quarter operating income for North America was $143 million, an increase of $21 million from the year-ago period, and full-year operating income was $718 million, an increase of $153 million from the prior year. The increases for both periods were driven by favorable price mix, partially offset by lower volumes and higher fixed costs.
South America
Net Sales

$ in millions	2022	FX Impact	Volume	Price/ Mix	2023	Change	Change excl. FX
Fourth Quarter	289	27	2	(51)	267	-8%	-17%
Full Year	1,124	25	(61)	(26)	1,062	-6%	-8%
Segment Operating Income

$ in millions	2022	FX Impact	Business Drivers	2023	Change	Change excl. FX
Fourth Quarter	44	5	(3)	46	5%	-7%
Full Year	169	3	(30)	142	-16%	-18%
•Fourth quarter operating income for South America was $46 million, an increase of $2 million from the year-ago period, and full-year operating income was $142 million, a decrease of $27 million from the prior year. The increase in fourth quarter operating income was driven by favorable foreign exchange impacts and strong performance by our Argentina joint venture, largely offset by lower price mix in Brazil and Andean markets. The effects of the devaluation of the Argentina peso in December 2023 are not reflected in our joint venture results, which are reported on a one-month lag. For the full year, the decrease in operating income was driven by lower volumes and higher energy costs, primarily from our transition to biomass boilers in Brazil. Excluding foreign exchange impacts, segment operating income was down -7% and -18%, for the fourth quarter and full year, respectively.

Asia-Pacific
Net Sales

$ in millions	2022	FX Impact	Volume	Price/ Mix	2023	Change	Change excl. FX
Fourth Quarter	282	2	(10)	(1)	273	-3%	-4%
Full Year	1,107	(19)	(75)	76	1,089	-2%	—%
Segment Operating Income

$ in millions	2022	FX Impact	Business Drivers	2023	Change	Change excl. FX
Fourth Quarter	23	—	15	38	65%	65%
Full Year	93	(2)	35	126	35%	38%
•Fourth quarter operating income for Asia-Pacific was $38 million, up $15 million from the year-ago period, and full-year operating income was $126 million, an increase of $33 million from the prior year. The increases in both periods were driven by lower input costs and a $7 million customer benefit in the quarter, partially offset by lower volumes.

INGREDION REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS – Page 5
Excluding foreign exchange impacts, segment operating income was up 65% and 38% for the fourth quarter and full year, respectively.
Europe, Middle East, and Africa (EMEA)
Net Sales

$ in millions	2022	FX Impact	Volume	Price/ Mix	2023	Change	Change excl. FX
Fourth Quarter	202	(10)	(24)	23	191	-5%	—%
Full Year	781	(69)	(80)	189	821	5%	14%
Segment Operating Income

$ in millions	2022	FX Impact	Business Drivers	2023	Change	Change excl. FX
Fourth Quarter	20	(1)	6	25	25%	30%
Full Year	110	(12)	58	156	42%	53%
•Fourth quarter operating income for EMEA was $25 million, up $5 million from the year-ago period, and full-year operating income was $156 million, an increase of $46 million from the prior year. The increases were driven by favorable price mix, partially offset by lower volumes and foreign exchange impacts. Excluding foreign exchange impacts, segment operating income was up 30% and 53%, for the fourth quarter and full year, respectively.
Dividends and Share Repurchases
For full-year 2023, the Company paid $194 million in dividends to shareholders, and in the fourth quarter declared a quarterly dividend of $0.78 per share that was paid in the first quarter of 2024. During 2023, the Company repurchased 1.0 million outstanding shares of common stock at a net cost of $101 million. To support total shareholder return, the Company is dedicated to returning value to shareholders through cash dividends and share repurchases.
2024 Full-Year Outlook
The Company expects its full-year 2024 outlook for reported EPS to be in the range of $10.20 to $11.15, which includes the impact of the expected gain on the divestiture of its S. Korea business completed on February 1, 2024, and adjusted EPS to be in the range of $9.15 to $9.85, reflecting the impact of the S. Korea business divestiture.
Excluding the effects of the divestiture of its S. Korea business, the Company expects full-year 2024 net sales to be flat to up low single-digits reflecting greater volume demand partially offset by price mix. Reported operating income is expected to be up low to mid-double-digits including the expected gain on the divestiture. Adjusted operating income is expected to be up mid-single-digits.
Corporate costs are expected to be up low single-digits.
For full-year 2024, the Company expects a reported and adjusted effective tax rate of 24.0% to 26.0%, and 25.5% to 26.5%, respectively.
Cash from operations for full-year 2024 is expected to be in the range of $750 million to $900 million, which reflects an anticipated increase in our working capital balances. Capital expenditures for the full year are expected to be approximately $340 million.
For the first quarter of 2024, the Company expects net sales to be down mid-single-digits and reported and adjusted operating income to be down 25-35%, which includes the impact of the Argentina peso devaluation.
Conference Call and Webcast Details
Ingredion will host a conference call on Tuesday, February 6, 2024, at 8 a.m. CT/9 a.m. ET, hosted by Jim Zallie, president and chief executive officer, and Jim Gray, executive vice president and chief financial officer. The call will be webcast in

INGREDION REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS – Page 6
real-time and can be accessed at https://ir.ingredionincorporated.com/events-and-presentations. A presentation containing additional financial and operating information will be accessible through the Company’s website, and available to download a few hours prior to the start of the call. A replay will be available for a limited time at https://ir.ingredionincorporated.com/financial-information/quarterly-results.
About the Company
Ingredion Incorporated (NYSE: INGR) headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in nearly 120 countries. With 2023 annual net sales of approximately $8 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion’s Idea Labs® innovation centers around the world and approximately 12,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.
Forward-Looking Statements
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.
Forward-looking statements include, among others, any statements regarding the Company’s expectations for full-year 2024 reported and adjusted EPS, net sales, reported and adjusted operating income, corporate costs, reported and adjusted effective tax rate, cash from operations, working capital, capital expenditures, the Company’s expectations for 2024 first quarter net sales and reported and adjusted operating income, and any other statements regarding the Company’s prospects and its future operations, financial condition, volumes, cash flows, expenses or other financial items, including management’s plans or strategies and objectives for any of the foregoing and any assumptions, expectations or beliefs underlying any of the foregoing.
These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential,” “provisional,” or other similar expressions or the negative thereof. All statements other than statements of historical facts therein are “forward-looking statements.”
These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.
Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various risks and uncertainties, including effects of the conflict between Russia and Ukraine, including the impacts on the availability and prices of raw materials and energy supplies and volatility in foreign exchange and interest rates; changing consumption preferences relating to high fructose corn syrup and other products we make; the effects of global economic conditions and the general political, economic, business, and market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, and the impact these factors may have on our sales volumes, the pricing of our products and our ability to collect our receivables from customers; future purchases of our products by major industries which we serve and from which we derive a significant portion of our sales, including, without limitation, the food, beverage, animal nutrition, and brewing industries; the uncertainty of acceptance of products developed through genetic modification and biotechnology; our ability to develop or acquire new products and services at rates or of qualities sufficient to gain market acceptance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil; price fluctuations, supply chain disruptions, and shortages affecting inputs to our production processes and delivery channels, including raw materials, energy costs and availability and freight and logistics; our ability to contain costs, achieve budgets and realize expected synergies, including with respect to our ability to complete planned maintenance and investment projects on time and on budget as well as with respect to freight and shipping costs; operating difficulties at our manufacturing facilities and liabilities relating to product safety and quality; the effects of climate change and legal, regulatory, and market measures to address climate change; our ability to successfully identify and complete acquisitions or strategic alliances on favorable terms as well as our ability to successfully integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to all of the foregoing; economic, political and other risks inherent in conducting

INGREDION REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS – Page 7
operations in foreign countries and in foreign currencies; the behavior of financial and capital markets, including with respect to foreign currency fluctuations, fluctuations in interest and exchange rates and market volatility and the associated risks of hedging against such fluctuations; the failure to maintain satisfactory labor relations; our ability to attract, develop, motivate, and maintain good relationships with our workforce; the impact on our business of natural disasters, war, threats or acts of terrorism, the outbreak or continuation of pandemics, or the occurrence of other significant events beyond our control; the impact of impairment charges on our goodwill or long-lived assets; changes in government policy, law, or regulation and costs of legal compliance, including compliance with environmental regulation; changes in our tax rates or exposure to additional income tax liability; increases in our borrowing costs that could result from increased interest rates; our ability to raise funds at reasonable rates and other factors affecting our access to sufficient funds for future growth and expansion; security breaches with respect to information technology systems, processes, and sites; volatility in the stock market and other factors that could adversely affect our stock price; risks affecting the continuation of our dividend policy; and our ability to maintain effective internal control over financial reporting.
Our forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” and other information included in our Annual Report on Form 10-K for the year ended December 31, 2022, and our subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.
###

Ingredion Incorporated
Condensed Consolidated Statements of Income
(in millions, except per share amounts)

	Three Months Ended December 31,		Change %	Twelve Months Ended December 31,		Change %
	2023	2022		2023	2022
	(unaudited)	(unaudited)		(unaudited)
Net sales	$1,921	$1,987	(3%)	$8,160	$7,946	3%
Cost of sales	1,521	1,636		6,411	6,452
Gross profit	400	351	14%	1,749	1,494	17%

Operating expenses	211	187	13%	789	715	10%
Other operating (income) expense	(14)	9		(8)	13
Restructuring/impairment charges	1	(2)		11	4
Operating income	202	157	29%	957	762	26%
Financing costs	26	34		114	99
Other non-operating (income) expense	—	(1)		4	(5)
Income before income taxes	176	124	42%	839	668	26%
Provision for income taxes	43	9		188	166
Net income	133	115	16%	651	502	30%
Less: Net income attributable to non-controlling interests	2	1		8	10
Net income attributable to Ingredion	$131	$114	15%	$643	$492	31%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	65.4	65.8		66.0	66.2
Diluted	66.4	66.7		67.0	67.0

Earnings per common share of Ingredion:
Basic	$2.00	$1.73	16%	$9.74	$7.43	31%
Diluted	$1.97	$1.71	15%	$9.60	$7.34	31%

Ingredion Incorporated
Condensed Consolidated Balance Sheets
(dollars and shares in millions, except per share amounts)

	December 31, 2023	December 31, 2022

Assets	(unaudited)
Current assets
Cash and cash equivalents	$401	$236
Short-term investments	8	3
Accounts receivable, net	1,279	1,411
Inventories	1,450	1,597
Prepaid expenses and assets held for sale	261	62
Total current assets	3,399	3,309
Property, plant and equipment, net	2,370	2,407
Intangible assets, net	1,303	1,301
Other assets	570	544
Total assets	$7,642	$7,561

Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$448	$543
Accounts payable	778	873
Accrued liabilities and liabilities held for sale	546	466
Total current liabilities	1,772	1,882
Long-term debt	1,740	1,940
Other non-current liabilities	480	477
Total liabilities	3,992	4,299

Share-based payments subject to redemption	55	48
Redeemable non-controlling interests	43	51

Ingredion stockholders’ equity:
Preferred stock — authorized 25.0 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200.0 shares — $0.01 par value, 77.8 issued at December 31, 2023 and 2022	1	1
Additional paid-in capital	1,146	1,132
Less: Treasury stock (common stock: 12.6 and 12.1 shares at December 31, 2023 and 2022, respectively) at cost	(1,207)	(1,148)
Accumulated other comprehensive loss	(1,056)	(1,048)
Retained earnings	4,654	4,210
Total Ingredion stockholders’ equity	3,538	3,147
Non-redeemable non-controlling interests	14	16
Total stockholders’ equity	3,552	3,163
Total liabilities and stockholders’ equity	$7,642	$7,561

Ingredion Incorporated
Condensed Consolidated Statements of Cash Flows
(in millions)

	Twelve Months Ended December 31,
	2023	2022
Cash from operating activities:	(unaudited)
Net income	$651	$502
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	219	215
Mechanical stores expense	62	55
Deferred income taxes	(6)	(3)
Margin accounts	10	(44)
Changes in other trade working capital	67	(620)
Other	54	47
Cash provided by operating activities	1,057	152

Cash from investing activities:
Capital expenditures and mechanical stores purchases	(316)	(300)
Proceeds from disposal of manufacturing facilities and properties	2	7
Payments for acquisitions, net of cash acquired	—	(29)
Other	(15)	2
Cash used for investing activities	(329)	(320)

Cash from financing activities:
Payments on (proceeds from) borrowings, net	(229)	293
Commercial paper (repayments) borrowings, net	(63)	140
Repurchases of common stock, net	(101)	(112)
Issuances of common stock for share-based compensation, net	20	9
Purchases of non-controlling interests	(2)	(46)
Dividends paid, including to non-controlling interests	(194)	(181)
Cash (used for) provided by financing activities	(569)	103

Effect of foreign exchange rate changes on cash	6	(27)
Increase (decrease) in cash and cash equivalents	165	(92)
Cash and cash equivalents, beginning of period	236	328
Cash and cash equivalents, end of period	$401	$236

Ingredion Incorporated
Supplemental Financial Information
(unaudited)
(in millions, except for percentages)
I. Geographic Information of Net Sales and Operating Income

	Three Months Ended December 31,		Change	Change Excl. FX	Twelve Months Ended December 31,		Change	Change Excl. FX
	2023	2022			2023	2022
Net Sales
North America	$1,190	$1,214	(2%)	(2%)	$5,188	$4,934	5%	6%
South America	267	289	(8%)	(17%)	1,062	1,124	(6%)	(8%)
Asia-Pacific	273	282	(3%)	(4%)	1,089	1,107	(2%)	—%
EMEA	191	202	(5%)	—%	821	781	5%	14%
Total Net Sales	$1,921	$1,987	(3%)	(4%)	$8,160	$7,946	3%	4%

Operating Income
North America	$143	$122	17%	18%	$718	$565	27%	28%
South America	46	44	5%	(7%)	142	169	(16%)	(18%)
Asia-Pacific	38	23	65%	65%	126	93	35%	38%
EMEA	25	20	25%	30%	156	110	42%	53%
Corporate	(49)	(41)	(20%)	(20%)	(173)	(150)	(15%)	(15%)
Sub-total	203	168	21%	19%	969	787	23%	25%
Acquisition/integration costs	—	—			—	(1)
Restructuring/impairment costs	(1)	—			(11)	(4)
Other matters	—	(11)			(1)	(20)
Total Operating Income	$202	$157	29%	27%	$957	$762	26%	28%
II. Non-GAAP Information
To supplement the consolidated financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, restructuring and impairment costs, Mexico tax items, and other specified items. We generally use the term “adjusted” when referring to these non-GAAP amounts.
Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
Non-GAAP financial measures are not prepared in accordance with GAAP; so our non-GAAP information is not necessarily comparable to similarly titled measures presented by other companies. A reconciliation of each non-GAAP financial measure to the most comparable GAAP measure is provided in the tables below.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to
Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS
(unaudited)

	Three Months Ended December 31, 2023		Three Months Ended December 31, 2022		Twelve Months Ended December 31, 2023		Twelve Months Ended December 31, 2022
	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$131	$1.97	$114	$1.71	$643	$9.60	$492	$7.34

Add back:

Acquisition/integration costs (i)	—	—	4	0.06	—	—	5	0.08

Restructuring/impairment costs (ii)	1	0.02	—	—	8	0.12	3	0.05

Other matters (iii)	—	—	8	0.12	1	0.01	15	0.22

Tax item - Mexico (iv)	—	—	(2)	(0.03)	(15)	(0.22)	(4)	(0.06)

Other tax matters (v)	(1)	(0.02)	(14)	(0.21)	(6)	(0.09)	(12)	(0.18)

Non-GAAP adjusted net income attributable to Ingredion	$131	$1.97	$110	$1.65	$631	$9.42	$499	$7.45
Net income, EPS and tax rates may not foot or recalculate due to rounding.
Notes
(i) During the three and twelve months ended December 31, 2022, we recorded $4 million and $5 million, respectively, of pre-tax acquisition and integration charges primarily related to our investment in the Argentina joint venture.
(ii) During the three and twelve months ended December 31, 2023, we recorded $1 million and $10 million, respectively, of pre-tax charges primarily related to an other-than-temporary impairment on our equity method investments. During the twelve months ended December 31, 2022, we recorded $4 million of remaining pre-tax restructuring-related charges for our Cost Smart programs.
(iii) During the twelve months ended December 31, 2023, we recorded pre-tax charges of $5 million primarily related to the impacts of a U.S.-based work stoppage. This was partially offset by $4 million of insurance recoveries. During the three and twelve months ended December 31, 2022, we recorded pre-tax charges of $11 million and $20 million, respectively, primarily related to the impacts of a U.S.-based work stoppage.
(iv) During the twelve months ended December 31, 2023, we recorded a tax benefit of $15 million. We also recorded tax benefits of $2 million and $4 million for the three and twelve months ended December 31, 2022, respectively. These benefits were a result of the movement of the Mexican peso against the U.S. dollar and its impact on the remeasurement of our Mexico financial statements during the periods.
(v) This item relates to net prior year tax liabilities and contingencies, impacts from the Pakistan Super Tax, IRS Notice 2023-55, and tax results of the above non-GAAP addbacks. These were offset by interest on previously recognized tax benefits for certain Brazilian local incentives which were previously taxable.

II. Non-GAAP Information (continued)

Ingredion Incorporated
Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income
(unaudited)
(in millions)

(pre-tax)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Operating income	$202	$157	$957	$762

Add back:

Acquisition/integration costs (i)	—	—	—	1

Restructuring/impairment costs (ii)	1	—	11	4

Other matters (iii)	—	11	1	20

Non-GAAP adjusted operating income	$203	$168	$969	$787
For notes (i) through (iii), see notes (i) through (iii) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate
(unaudited)
(in millions, except for percentages)

	Three Months Ended December 31, 2023			Twelve Months Ended December 31, 2023
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$176	$43	24.4%	$839	$188	22.4%

Add back:

Acquisition/integration costs (i)	—	—		—	—

Restructuring/impairment costs (ii)	1	—		11	3

Other matters (iii)	—	—		1	—

Tax item - Mexico (iv)	—	—		—	15

Other tax matters (v)	—	1		—	6

Adjusted Non-GAAP	$177	$44	24.9%	$851	$212	24.9%

	Three Months Ended December 31, 2022			Twelve months ended December 31, 2022
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$124	$9	7.3%	$668	$166	24.9%

Add back:

Acquisition/integration costs (i)	4	—		5	—

Restructuring/impairment costs (ii)	—	—		4	1

Other matters (iii)	11	3		20	5

Tax item - Mexico (iv)	—	2		—	4

Other tax matters (v)	—	14		—	12

Adjusted Non-GAAP	$139	$28	20.1%	$697	$188	27.0%
For notes (i) through (v), see notes (i) through (v) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected GAAP Diluted Earnings per Share (“GAAP EPS”)
to Expected Adjusted Diluted Earnings per Share (“Adjusted EPS”)
(unaudited)

	Expected EPS Range for Full-Year 2024
	Low End of Guidance	High End of Guidance
GAAP EPS	$10.20	$11.15

Add:

Gain on divestiture, net of tax	(1.05)	(1.30)

Adjusted EPS	$9.15	$9.85
Above is a reconciliation of our expected full-year 2024 diluted EPS to our expected full-year 2024 adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and significance, such as acquisition and integration costs, impairment and restructuring costs, and certain other items that we generally exclude from our adjusted EPS guidance. For these reasons, we are more confident in our ability to forecast adjusted EPS than we are in our ability to forecast GAAP EPS.
The adjustment to GAAP EPS for 2024 includes the after tax net (gain) on the sale of our S. Korea business.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected U.S. GAAP Effective Tax Rate (“GAAP ETR”)
to Expected Adjusted Effective Tax Rate (“Adjusted ETR”)
(unaudited)

	Expected Effective Tax Rate Range for Full-Year 2024
	Low End of Guidance	High End of Guidance
GAAP ETR	24.0%	26.0%

Add:

Gain on divestiture	1.5%	0.5%

Adjusted ETR	25.5%	26.5%
Above is a reconciliation of our expected full-year 2024 GAAP ETR to our expected full-year 2024 adjusted ETR. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. These amounts may include, but are not limited to, adjustments to GAAP ETR for acquisition and integration costs, impairment and restructuring costs, and certain other items. We generally exclude these adjustments from our adjusted ETR guidance. For these reasons, we are more confident in our ability to forecast adjusted ETR than we are in our ability to forecast GAAP ETR.
The adjustment to GAAP ETR for 2024 includes the impact of the sale of our S. Korea business.